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                                                                     Exhibit 5.1


                  [[GARDERE WYNNE SEWELL & RIGGS LETTERHEAD]]



May 4, 1998


Denali Incorporated
1360 Post Oak Blvd.
Suite 2250
Houston, Texas  77056

Gentlemen:

    We have acted as counsel for Denali Incorporated, a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement"), filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 362,873 shares of the Company's Common Stock, no par value (the "Common Stock"), to be issued upon exercise of stock options granted by the Company to certain of its employees (the "Options") pursuant to the Company's 1997 Incentive Stock Option Plan (the "Plan").

    With respect to the foregoing, we have examined such documents and questions of law as we have deemed necessary to render the opinions expressed below. Based upon the foregoing, we are of the opinion that the Common Stock, when issued, sold and delivered in the manner and for the consideration stated in the form of the Plan pursuant to the exercise of Options, will be duly and validly issued, fully paid and nonassessable.

    We consent to the use of this opinion as Exhibit 5.1 to the Registration Statement.

    This opinion letter is as of the date hereof, and we undertake no obligation, and expressly disclaim any obligation, to advise you of any change in the matters set forth herein. Please note that the opinions expressed herein relate only to the matters specifically set forth, and no opinion is implied or should be inferred as to any other matters.

                                  Very truly yours,

                                  GARDERE WYNNE SEWELL & RIGGS, L.L.P.



                                  By:   /s/ William Mark Young
                                       ---------------------------------------
                                       William Mark Young, Partner